Exhibit 99.1

Federal Home Loan Bank of San Francisco Announces Third Quarter 2018 Operating Results

SAN FRANCISCO, October 25, 2018 — The Federal Home Loan Bank of San Francisco today announced that its net income for the third quarter of 2018 was $102 million, compared with net income of $81 million for the third quarter of 2017.

The $21 million increase in net income relative to the prior-year period primarily reflected higher net interest income, resulting from a higher interest rate environment, and an increase in other income related to improvements in net fair value gains and losses associated with derivatives, hedged items, and financial instruments carried at fair value. In addition, there was a decrease in the expense associated with voluntary charitable contributions for the Quality Jobs Fund, from $10 million in the third quarter of 2017 to $5 million in the third quarter of 2018.

Total assets decreased $20.4 billion during the first nine months of 2018, to $103.0 billion at September 30, 2018, from $123.4 billion at December 31, 2017. Total advances decreased $8.0 billion, to $69.4 billion at September 30, 2018, from $77.4 billion at December 31, 2017. In addition, investments decreased $13.3 billion, to $30.3 billion at September 30, 2018, from $43.6 billion at December 31, 2017, primarily reflecting a decrease of $5.5 billion in securities purchased under agreements to resell and a decrease of $6.8 billion in Federal funds sold.

Accumulated other comprehensive income increased by $19 million during the first nine months of 2018, to $337 million at September 30, 2018, from $318 million at December 31, 2017, primarily as a result of improvement in the fair value of the Bank's private-label residential mortgage-backed securities classified as available-for-sale.

As of September 30, 2018, the Bank was in compliance with all of its regulatory capital requirements. The Bank’s total regulatory capital ratio was 6.3%, exceeding the 4.0% requirement. The Bank had $6.5 billion in permanent capital, exceeding its risk-based capital requirement of $2.0 billion. Total retained earnings as of September 30, 2018, were $3.4 billion.

Today, the Bank’s Board of Directors declared a quarterly cash dividend on the capital stock outstanding during the third quarter of 2018 at an annualized rate of 7.00%. The quarterly dividend rate is consistent with the Bank's dividend philosophy of endeavoring to pay a quarterly dividend at a rate between 5% and 7% annualized. The quarterly dividend will total $54 million, including $4 million in dividends on mandatorily redeemable capital stock that will be reflected as interest expense in the fourth quarter of 2018. The Bank expects to pay the dividend on November 13, 2018.

Financial Highlights
(Unaudited)
(Dollars in millions)

Selected Balance Sheet Items at Period End	Sept. 30, 2018	Dec. 31, 2017
Total Assets	$102,973	$123,385
Advances	69,359	77,382
Mortgage Loans Held for Portfolio, Net	2,892	2,076
Investments[1]	30,292	43,570
Consolidated Obligations:
Bonds	71,405	85,063
Discount Notes	24,030	30,440
Mandatorily Redeemable Capital Stock	227	309
Capital Stock - Class B - Putable	2,883	3,243
Unrestricted Retained Earnings	2,737	2,670
Restricted Retained Earnings	633	575
Accumulated Other Comprehensive Income/(Loss)	337	318
Total Capital	6,590	6,806

Selected Other Data at Period End	Sept. 30, 2018	Dec. 31, 2017
Regulatory Capital Ratio[2]	6.29%	5.51%

	Three Months Ended		Nine Months Ended
Selected Operating Results for the Period	Sept. 30, 2018	Sept. 30, 2017	Sept. 30, 2018	Sept. 30, 2017
Net Interest Income	$153	$146	$455	$424
Other Income/(Loss)	7	(4)	4	92
Other Expense	46	51	138	170
Affordable Housing Program Assessment	12	10	34	37
Net Income	$102	$81	$287	$309

Selected Other Data for the Period
Net Interest Margin[3]	0.60%	0.55%	0.54%	0.57%
Operating Expenses as a Percent of Average Assets	0.14	0.14	0.12	0.14
Return on Average Assets	0.40	0.30	0.34	0.41
Return on Average Equity	6.26	5.19	5.76	7.03
Annualized Dividend Rate[4]	7.00	7.00	7.00	7.69
Average Equity to Average Assets Ratio	6.36	5.84	5.91	5.89

1.
Investments consist of Federal funds sold, interest-bearing deposits, trading securities, available-for-sale securities, held-to-maturity securities, and securities purchased under agreements to resell.

2.
This ratio is calculated as regulatory capital divided by total assets. Regulatory capital includes retained earnings, Class B capital stock, and mandatorily redeemable capital stock (which is classified as a liability), but excludes accumulated other comprehensive income/(loss). Total regulatory capital as of September 30, 2018, was $6.5 billion.

3.	Net interest margin is net interest income (annualized) divided by average interest-earning assets.

4.	Dividend rates reflect the dividends declared, recorded, and paid during the relevant periods.

Federal Home Loan Bank of San Francisco
The Federal Home Loan Bank of San Francisco delivers low-cost funding and other services that help member financial institutions make home mortgage loans to people of all income levels and provide credit that supports neighborhoods and communities. The Bank also funds community investment programs that help members create affordable housing and promote community economic development. The Bank’s members are headquartered in Arizona, California, and Nevada and include commercial banks, credit unions, industrial loan companies, savings institutions, insurance companies, and community development financial institutions.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including statements related to the Bank’s dividend philosophy and dividend rates. These statements are based on our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “endeavoring,” “will,” and “expects,” or their negatives or other variations on these terms. The Bank cautions that by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized, including future dividends. These forward-looking statements involve risks and uncertainties including, but not limited to, the application of accounting standards relating to, among other things, the amortization of discounts and premiums on financial assets, financial liabilities, and certain fair value gains and losses; hedge accounting of derivatives and underlying financial instruments; the fair values of financial instruments, including investment securities and derivatives; future operating results; and other-than-temporary impairment of investment securities. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

Contact:
Amy Stewart, (415) 616-2605
stewarta@fhlbsf.com